Registration Number:


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                  TEXXAR, INC.
                             -----------------------
                             (Name of small business
                             issuer in its charter)


       Delaware                      1623                      13-4049603
-----------------------   ----------------------------      -------------------
(State of incorporation   (Primary Standard Industrial       (I.R.S. Employer
   or jurisdiction         Classification Code Number)      Identification No.)
   of organization)


          19 Engineers Lane, Farmingdale, New York 11735 (631)756-9116
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices),


          19 Engineers lane, Farmingdale, New York 11735 (631)756-9116
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

    Aron Govil, 19 Engineers lane, Farmingdale, New York 11735 (631)756-9116
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

     Copies to:
     Joel Pensley, Esq.
     211 Schoolhouse Road
     Norfolk, Connecticut 06058
     Phone: (860) 542-1122
     Fax:   (626) 608-3076

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
      Title of                             Maximum      Maximum
   Each Class of              Amount      Offering     Aggregate    Amount of
 Securities Being             Being       Price Per    Offering   Registration
    Registered              Registered     Share (1)     Price(1)       Fee
-------------------------------------------------------------------------------
Shares of common stock      1,496,300      $ 0.50     $  748,150     $ 68.83
owned by existing
stockholders

Shares of common stock
to be resold by investor
pursuant to stock
purchase agreement          4,000,000      $ 0.50     $2,000,000      184.00


                                                     -----------    ----------
TOTAL                                                 $2,795,700     $252.83


(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: Dated April 8, 2003

PROSPECTUS

                                  TEXXAR, INC.

                        1,496,300 SHARES OF COMMON STOCK

                     UP TO 4,000,000 SHARES OF COMMON STOCK

     This prospectus relates to the resale by the selling stockholders who presently own our shares of common stock of 1,496,300 shares of our common stock. The selling stockholders may sell at $.50 per share from time to time until a market develops and thereafter at the prevailing market price or in negotiated transactions. All the shares offered are currently outstanding. None of our affiliates are selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

     In addition, we registering up to 4,000,000 shares for resale by Nexgen Holdings, which may acquire up to 4,000,000 shares in a private placement under a stock purchase agreement with us. In addition to being a selling stockholder, Nexgen Holdings is considered to be an underwriter within the meaning of the Securities Act of 1933 with respect to these shares.

     Nexgen Holdings may sell our common stock at prices and on terms determined by the market or in negotiated transactions. We will not receive any proceeds from the sale of shares by Nexgen Holdings; however, we will receive proceeds from Nexgen Holdings to the extent it acquires our common stock under the stock purchase agreement. We are not required to sell any shares to Nexgen Holdings under the stock purchase agreement, and we may decide not to do so. A description of the agreement is found beginning on page xx of the prospectus.

     Nexgen Holdings, Inc. may use this prospectus in connection with sales of up to 4,000,000 shares of our common stock.

     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 4.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of the prospectus is April   , 2003

                               TABLE OF CONTENTS
                                                                           PAGE
                                                                           ----

Prospectus Summary.....................................................      3
Information About ouf Stock Purchase Agreement with Nexgen Holdings....      3
The Offering...........................................................      4
Summary Financial Information..........................................      4
Risk Factors...........................................................      6
Use of Proceeds........................................................      8
Capitalization.........................................................      9
Dividend Policy........................................................      9
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................      9
Business...............................................................     12
Management.............................................................     17
Certain Related Party Transactions.....................................     20
Principal Stockholders.................................................     20
Description of Securities..............................................     20
Selling Stockholders...................................................     21
Plan of Distribution of Shares of Existing Stockholders ...............     23
Stock Purchase Agreement...............................................     25
Nexgen Holdings' Plan of Distribution..................................     28
Shares Eligible for Future Sale........................................     29
Where You Can Find More Information....................................     30
Legal Proceedings......................................................     30
Legal Matters..........................................................     31
Experts................................................................     31
Financial Statements...................................................    F-1

                            ------------------------

     You may rely only on the information contained in the prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in the prospectus is correct after the date of the prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information in the prospectus including our financial statements and notes to those statements appearing elsewhere in the prospectus. The prospectus contains forward-looking statements based on current expectations of our company and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the factors described in the "Risk Factors" section and elsewhere in the prospectus.

     On November 15, 2001, we, under the name World Wide Yacht Deliveries, Inc., merged with Texxar Inc. We were the surviving company. We then changed our name to Texxar, Inc.

     We supply advanced air pollution control systems and flue gas emissions measurement instrumentation systems for power plants, refineries, cement plants and a variety of other industrial and health care facilities in the United States and abroad. We design, manufacture, assemble and market equipment, integrated with instrumentation, which monitors, ameliorates or abates industrial environmental emissions. Through use of our equipment and instrumentation, our clients can both recover valuable products from their exhaust gaseous streams and, at the same time, comply with United States Environmental Protection Agency and state and local emission regulations on dust, particulate, fumes, acid gases and other toxic pollutants into the atmosphere. Since the inception of our business in 1938, we have supplied equipment to thousands installations worldwide.

     INFORMATION ABOUT OUR STOCK PURCHASE AGREEMENT WITH NEXGEN HOLDINGS

     We have entered into a stock puchase agreement with Nexgen Holdings to raise up to $2 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's price and a minimum period of time that must elapse between each sale. Each sale will be to Nexgen
Holdings. In turn, Nexgen Holdings will either hold our stock in its own portfolio, sell our stock in the open market, or place our stock through negotiated transactions with other investors. The prospectus covers the resale of our stock by Nexgen Holdings either in the open market or to other investors.

     The stock purchase agreement provides that from time to time, upon our providing written notice but not more often than every seven trading days, over a two year period following the date our stock commences trading, Nexgen
Holdings will purchase our common stock from us. We decide, in our sole discretion (without any penalties for non-use), whether and the extent to which we wish to require Nexgen Holdings to purchase our common stock. We choose the dates and the number of shares we sell to Nexgen Holdings.

     We may sell between $25,000 and $50,000 of our common stock, each time, at 70% of the average closing bid price for the five trading days preceding the notice of our intention to sell our stock. In order for us to sell our shares to Nexgen Holdings, the trading volume for the five preceding days must average at least 25,000 shares per day. Nexgen Holdings may not purchase our shares of common stock if, at the conclusion of any purchase, it would hold in excess of 9.9% of our issued and outstanding common stock. We intend to use proceeds of stock sales to Nexgen Holdings for working capital.

     Our agreement with Nexgen Holdings is not a convertible debenture, convertible preferred stock, or similar type of investment instrument. In addition, we are not borrowing from Nexgen Holdings as with a conventional cash line of credit.
                                       3

                                  THE OFFERING

Shares offered by the selling
  stockholders who are holders
  of their shares as of the date
  of the prospectus..............  1,496,300 shares of common stock

Shares offered for resale
  pursuant to the stock
  purchase agreement.............  A maximum of 4,000,000 shares of common stock

Offering price of ahares.........  The  shares  underlying  the  stock  purchase agreement, the resale of which are being registered hereunder, are being offered to Nexgen Holdings, Inc. from time to time at 70% of the then current market price.

Common stock outstanding.......... 25,691,400 shares


Common stock to be................ 29,691,400 shares.
 outstanding after the             Pursuant to the  terms of the stock  purchase
 private placement pursuant        agreement  with  Nexgen Holdings,  we are not
 to the Stock Purchase Agreement   obligated  to sell any of our  shares, unless
                                   it is beneficial to us.

                         SUMMARY FINANCIAL INFORMATION

                             STATEMENT OF OPERATIONS

                                              Three Months Ended                      Year Ended
                                                   December 31,                       September 30,

                                                2002           2001              2002           2001
                                            -------------  -------------     -------------  -------------
                                            (unaudited)     (unaudited)

Sales                                          $1,062,485      $1,028,398       $3,790,496     $4,270,282

Cost of Sales                                     562,029         812,312        2,379,733      3,111,744
                                            -------------   -------------    -------------  -------------
     Gross Profit                                 500,456         216,086        1,410,763      1,158,538

Operating Expenses                                423,527         277,692        1,234,830      1,151,484
 Interest Expense                                  21,345          40,470           23,376         60,075
                                            -------------   -------------    -------------  -------------
Income (Loss) Before Income Taxes                  55,584        (102,076)         152,557        (53,021)

Income Tax Provision                                    0               0                0              0
                                            -------------   -------------    -------------  -------------
Net income (Loss)                                 $55,584       $(102,076)        $152,557      $ (53,021)
                                                  =======        =========        ========        ========
Net Income (Loss) Per Share                         $0.00          ($0.01)           $0.01         ($0.05)
                                                   ======          ======           ======         ======
Weighted Average Common Shares
  Outstanding*                                  23,591,400      12,991,400       18,134,257        991,400
                                                ==========      ==========       ==========        =======

Balance Sheet Data                    December 31,              September 30,
                                         2002                       2002
                                      (unaudited)
                                      -----------               -------------

Total Assets                           $1,308,809                 $1,302,905

Total Liabilities                      $1,154,766                 $1,219,446
                                       ----------                 ----------

Stockholders' Equity                   $  154,043                 $   83,459
                                       ==========                 ==========


                                                         CAPITALIZATION
                                                       December 31, 2002
                                                          (Unaudited)
                                                       ------------------

Total Long Term Liabilities                               $          0

STOCKHOLDERS' EQUITY
 Preferred stock $ .001 par value,
 5,000,000 shares authorized, -0- issued                             0
  Common stock, $0.001 par value, 50,000,000
  shares authorized;  23,591,400 shares
  issued and outstanding, December 31, 2002                      23,591

Additional Paid in Capital                                       91,409
 Retained Earnings                                               39,043
                                                           ------------
            Total Stockholders' Equity                          154,043
                                                           ------------
Total Long Term Liabilities and
     Stockholders' Equity                                  $    154,043
                                                           ============

(1) Pro-forma diluted loss per share excludes the 4,000,000 shares of common stock underlying the stock purchase agreement since the issuance of shares under that agreement would be antidilutive.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in our common stock. These risk factors are all those which we believe are material to our business. Risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer.

Our business is dependent on environmental regulation.
------------------------------------------------------

     The market for air pollution control products and systems is directly dependent upon the existence and enforcement of laws and regulations which limit or prohibit the release of pollutants into the atmosphere and impose penalties for non-compliance. The potential enactment of legislative proposals which seek to abolish or reduce enforcement of environmental laws and regulations could reduce the corporate funding for environmental control systems. Such reductions in funding would reduce our our future revenues and thus our profitability.

We cannot not protect our technologies.
---------------------------------------

     The technologies we use in our products are not patented. Thus, we rely on a combination of trade secrets and know-how to protect our intellectual property. Our trade secrets may become known to or independently developed by our competitors. If competitors offer products using our technology, we could not compete through the incorporation of proprietary features. We may thus fail to a win many of the contracts on which we bid. In that event, our revenues and profits would decline.

We may be unable to post bid and performance bonds on large scale projects.
---------------------------------------------------------------------------

     Large projects, such as power plant flue gas desulfurization or waste incineration, require bid and performance bonds. Presently, we are unable to obtain bonding for large-scale projects and are thus prevented from bidding and obtaining such projects. If we cannot raise substantial funds through the stock purchase agreement or otherwise, this situation will continue. As a result, we would continue to be unable to penetrade the market for large scale projects. As a result, we may not be able to grow our business.

Permitting delays may cause curtailment or elimination of projects.
-------------------------------------------------------------------

     Generally, before we can commence construction of projects which we have been awarded, we must obtain permits by one or more governmental agencies. Political and other considerations often delay or curtail the issuance of permits. Permitting, at best, delays many projects or, at worst, causes their cancellation. The permitting process delays or reduces our revenues, cash flow and profits.

We are dependent on subcontractors for the manufacture, fabrication and installation of our products.
--------------------------------------------------------------------------------

     Generally, we do not manufacture or fabricate our own products, relying instead upon the services of third party manufacturers and fabricators. We also do not engage in the field construction of our systems but rely on field construction subcontractors operating under the supervision of our employees. If the manufacturers or subcontractors we rely upon are not available when their services are needed, or fail to deliver products or services of acceptable quality and price, we may default on contracts or lose money on contracts. As a result, our trade reputation would decline as would our revenues and profits.

Many of our contracts are for a fixed price and may not be profitable.
----------------------------------------------------------------------

     Many of the contracts on which we bid are fixed price contracts. Even if we are chosen as a contracting party, our actual costs in performing contracts may exceed the estimates upon which our bids were based. Thus, we may lose money on the contracts we win. Thus, fixed price contracts may not be profitable and may cause us negative cash flow.

We may be unable to bid on major contracts because we lack capital.
-------------------------------------------------------------------

     Although many projects on which we bid, involve our receiving progress payments as the work is completed, for other projects, the customer does not pay until after completion. Thus, for those projects, we must pay for engineering, fabrication and installation prior to the receipt of any payments from the client. As a result, we are limited to bid on smaller contracts where our capital is sufficient to pay the costs of contract performance before receiving payment. Thus, in the absence of additional funding, we find it difficult to expand because we are unable to bid on larger projects which lack progress payments.

We may be subject to product liability claims.
----------------------------------------------

     We do not carry product liability or professional liability insurance which would cover claims relating to the design, manufacture or installation of our products. In addition, our failure to have insurance has excluded us from obtaining contracts which are conditioned upon the vendor having insurance coverage. We need additional funding before we can purchase product liability insurance. Our continued inability to obtain adequate coverage not only interferes with our ability to book new business, but also exposes us to liabilities which could disrupt or destroy our business.

We may be unable to obtain sufficient funds from the stock purchase agreement with Nexgen Holdings to meet our liquidity needs.
--------------------------------------------------------------------------------

     When we desire to obtain funds for our business through the stock purchase agreement with Nexgen Holdings, the volume of trading may too low to sell stock to Nexgen Holdings, or the market price of our stock may result in unacceptable dilution or any sale may result in Nexgen Holdings's owning more than 9.9% of our issued and outstanding common stock which would prohibit us from selling our stock to Nexgen Holdings. As a result, we may be unable to obtain any or sufficient funds from Nexgen Holdings to meet our financial needs for bonding and for funding larger contracts. Thus, we will not be able to expand our business.

An active market for our common stock may not develop, making it difficult for you to sell your stock and preventing us from raising money through our stock purchase agreement.
--------------------------------------------------------------------------------

     Prior to the date of the prospectus, there has been no public market for our common stock. It is uncertain the extent to which a trading market will develop or how liquid that market might become. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their business or results of operations. The price of our common stock may be low and our volume below that which we need to sell our stock to Nexgen Holdings pursuant to the stock purchase agreement. Thus, the possibility of funding our ongoing operations will cease in the event an active trading market does not develop.

The exercise of our rights to sell our common stock may substantially dilute the interests of other security holders.
--------------------------------------------------------------------------------

     We will issue shares to Nexgen Holdings upon exercise of our rights to sell our common stock under the stock purchase agreement at a price equal to 70% of the average closing bid price for the five days preceding the date we give notice of our intention to exercise any put. Accordingly, the sale of our stock to Nexgen Holdings under the stock purchase agreement may result in substantial dilution to other holders of our common stock. Depending on the price per share of our common stock, we may need to register additional shares for resale to access the full amount of financing available. Registering additional shares could have a further dilutive effect on the value of our common stock. If we are unable to register the additional shares of common stock, we may experience delays in, or be unable to, access some of the $2 million available under the stock purchase agreement. nward pressure on the price of our common stock.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2002.

                                                          December 31, 2002
                                                             (Unaudited)
                                                          -----------------

Total Long Term Liabilities                                 $          0

STOCKHOLDERS' EQUITY
 Preferred stock $ .001 par value,
   5,000,000 shares authorized, -0- issued                             0
 Common stock, $0.001 par value,
   50,000,000 shares authorized;
   23,591,400 shares  issued and outstanding                      23,591

Additional Paid in Capital                                        91,409
 Retained Earnings                                                39,043
                                                            ------------
            Total Stockholders' Equity                           154,043
                                                            ------------
Total Long Term  Liabilities and Stockholders' Equity       $    154,043
                                                            ============

                                DIVIDEND POLICY

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Overview
--------

     The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes appearing elsewhere in the prospectus.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations which, assuming our common stock trades on a recognized market, would almost certainly cause the future trading price of our common stock to decline. You should read the following discussion together with the consolidated financial statements and their accompanying notes, included elsewhere in the prospectus.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Quarter Ended December 31, 2002 and December 31, 2001
--------------------------------------------------------------------------------

     The following discussion of our financial condition and results of operations should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere herein.

Results of Operations
---------------------

     The following table sets forth, for the three months ended December 31, 2002 and 2001, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from the unaudited financial statements as of and for the three months ended December 31, 2002 and 2001. These operating results are not necessarily indicative of the results that may be expected for any future period.

Results of Operations for the three months ended December 31, 2002 as compared to the three months ended December 31, 2001
--------------------------------------------------------------------------------

     Net sales were $1,062,485 for the three months ended December 31, 2002 as compared to $1,028,398 for the three months ended December 31, 2001, representing an increase of $34,087 or 3.31%. This increase in revenues was the result of the timing of completion of in house projects.

     Cost of goods sold for the three months ended December 30, 2002 was $562,029 or 52.9% of net sales as compared to $812,312 or 78.9% of net sales for the three months ended December 31, 2001. The percent of net sales decrease resulted primarily from improved profit margins of the projects.

     Selling, operations, and general and administrative costs increased $145,835 or 52.5% to $423,527 for the three months ended December 31, 2002 compared to $277,672 for the three months ended December 31, 2001. The increase is primarily due to increased marketing, advertising and traveling expenses.

     Management believes that the amount of selling, operations, and general and administrative costs will increase as the Company continues to create the necessary infrastructure to meet our goals in connection with our marketing of our products and services.

     Net profit for the three months ended December 31, 2002 was $55,584 compared to a net loss of $102,076 for the three months ended December 31, 2001.

     During the three months ended December 31, 2002 and 2001, we paid our officers and directors an aggregate of $31,250 and $31,250 respectively in salary and related compensation.

     We have never paid any dividends on our shares of common stock and anticipate that all future earnings, if any, will be retained for use in our business.

Liquidity and Capital Resources
-------------------------------

Cash used in Operations for the three months ended December 31, 2002 as compared to the three months ended December 31, 2001
--------------------------------------------------------------------------------

     Net cash used by operating activities was $249,913 for the three months ended December 31, 2002 compared to net cash provided by operating activities of $57,333 for the three months ended December 31, 2001. The net cash used by operating activities in the the three months ended December 31, 2002 reflects net profit of $55,584, depreciation and amortization of $ 9,149 offset by a increase in accounts receivable of $204,288 and an decrease in accounts payable of $129,880. The net cash provided by operating activities in the three months ended December 31, 2001 includes an increase in accounts payable, partially offset by a net loss of $102,076, increases in accounts receivable $152,949 and increases in inventory of $91,731.

     Net cash used in investing activities was $0 for the three months ended December 31, 2002 compared to net cash used in investing activities of $150,000 for the three months ended December 31, 2001 used to purchase distribution rights for a line of pollution monitoring equipment.

     Net cash provided from financing activities was $65,200 for the three months ended December 31, 2002 from an increase in notes payable compared to net cash provided by financing activities of $127,907 for the three months ended December 31, 2001, primarily due to a increase in note payable of $79,506 and an acquisition note payable of $50,000.

     At December 31, 2002 and 2001, we had cash and cash equivalents of $68,099 and $128,067 respectively. The amount of cash is the result of the levels of account receivable collected and accounts payables carried. We believe that our existing cash, cash equivalents and short-term investments and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter, we are not successful in generating sufficient cash flow from operations or otherwise when required in sufficient amounts and on terms acceptable to us, we would cease marketing initiatives and new products, and would decrease our payroll to levels which can support our present level of business but leave no room for expansion.

     As of December 31, 2002, we had a stockholders' equity of $154,043 compared to the stockholders' deficit of $171,174 as at December 31, 2001.

     We anticipate that the stock purchase agreement with Nexgen Holdings will be sufficient to meet our cash needs. However, there can be no assurance that we will be able to obtain the needed additional equity financing in the future. In addition, the Nexgen Holdings stock purchase agreement can only be utilized by us upon the effectiveness of this registration statement with the SEC, and then only if certain conditions are met and certain conditions precedent exist. It is possible due to market conditions that the amount of funding available under the Nexgen Holdings financing agreement may be limited and not necessarily cover funding for capital requirements and bonding needed for larger scale projects. In such an event, we may raise additional operating capital through private placements of equity and/or debt securities. However there can be no assurances that we will be successful in its endeavors.

Management's Discussion and Analysis of Financial Condition and Results of Operations for the Years Ended September 30, 2002 and September 30, 2001
--------------------------------------------------------------------------------

Results of Operations
---------------------

     The following table sets forth, for the years ended September 30, 2002 and 2001, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from the audited financial statements as of and for the years ended September 30, 2002 and 2001. These operating results are not necessarily indicative of the results that may be expected for any future period.

Results of Operations for the Fiscal Year Ended September 30, 2002 as compared to the Fiscal Year Ended September 30, 2001
--------------------------------------------------------------------------------

     Net sales were $3,790,496 for the year ended September 30, 2002 as compared to $4,270,282 for the year ended September 30, 2001, representing a decrease of $479,786 or 11.2%. This decrease in revenues resulted from the timing of bookings and completion of in house projects.

     Cost of goods sold for the year ended September 30, 2002 was $2,379,733 or 62.8% of net sales as compared to $3,111,744 or 72.9% of net sales for the year ended September 30, 2001. The percent of cost of goods compared to net sales decreased primarily from the improved profit margins of the projects completed.

     Selling, operations, and general and administrative costs increased $83,346 or 7.2% to $1,234,830 for the year ended September 30, 2002 compared to $1,151,484 for the year ended September 30, 2001.

     Management  believes  that  the  selling,   operations,   and  general  and
administrative costs will increase as we continue to create the necessary infrastructure to increase our revenues by marketing our products and services.

     Net profit for the year ended September 30, 2002 was $152,557 compared to a net loss of $53,021 for the year ended September 30, 2001.

     During years ended September 30, 2002 and 2001, we paid our officers and directors an aggregate of $125,000 and $125,000 respectively in salary and related compensation.

     We have never paid any dividends on our shares of common stock and anticipate that all future earnings, if any, will be retained for use in our business.

Liquidity and Capital Resources
-------------------------------

Cash used in Operations for the Fiscal Year Ended September 30, 2002 as compared to the Fiscal Year Ended September 30, 2001
--------------------------------------------------------------------------------

     Net cash provided by operating activities was $170,673 for the year ended September 30, 2002 compared to net cash used in operating activities of $103,055 for the year ended September 30, 2001. The net cash provided by operating activities in the year ended September 30, 2002 was primarily due to the net profit of $152,557, depreciation and amortization of $33,033 and a decrease in accounts receivable of $123,484 partially offset by a decrease in accounts payable of $42,929 and a $95,422 increase in inventory. The net cash used in operating activities in the year ended September 30, 2001 was primarily due to a net loss of $53,021 and an increase in accounts receivable of of $241,080, partially offset by an increase in accounts payable of $173,197.

     Net cash used in investing activities was $150,000 for the year ended September 30, 2002 for the acquisition of distribution rights to a line of pollution monitoring devices compared to net cash used in investing activities of $-0- for the year ended September 30, 2001.

     Net cash provided from financing activities was $139,312 for the year ended September 30, 2002. This consisted primarily of an acquisition note payable of $50,000 and $95,404 in notes payable; compared to net cash provided by financing activities of $164,311 for the year ended September 30, 2001. This was primarily due to an increase in note payable of $173,358 and a decrease in capital leases of $9,047.

     At September 30, 2002 and 2001, we had cash and cash equivalents of $252,811 and $92,827, respectively. The amount of cash is a direct result of the levels of account receivable collected and accounts payables carried.

     We believe that our existing cash, cash equivalents and short-term investments and any cash generated from operations will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future.

     We anticipate that the stock purchase agreement with Nexgen Holdings will be sufficient to meet our cash needs. However, there can be no assurance that we will be able to obtain the needed additional equity financing in the future. In addition, the Nexgen Holding stock purchase agreement can only be utilized by us upon the effectiveness of this registration statement with the SEC, and then only if certain conditions are met and certain conditions precedent exist. It is possible due to market conditions that the amount of funding available under the Nexgen Holdings financing agreement may be limited and not necessarily cover funding for capital requirements and bonding needed for larger scale projects. In such an event, we may raise additional operating capital through private placements of equity and/or debt securities. However there can be no assurances that we will be successful in its endeavors.

                                    BUSINESS

Introduction

     We design, engineer, manufacture and sell advanced and custom engineered environmental control and flue gas emissions measurement systems to the chemical, pulp and paper, steel, textile, mining, fertilizer, food, power, coal and petrochemical industries, as well as municipalities, hospitals, and state and federal governments.

     Our air pollution equipment is used to control toxic fumes, sulfur dioxide, hydrogen chloride, hydrogen sulfide, nitrous oxides and particulates from gaseous streams. Our incineration equipment is used to dispose hospital waste and municipal sludge. We also supply instrumentation that allows our clients to monitor the concentrations of pollutants in flue gases and control their process.

Systems
-------

     We offer a range of systems, incorporating diverse technologies, to address industrial processing, air pollution control and other environmental management needs. We provide single source process design, engineering, manufacturing and construction services on a variety of industrial, utility and energy - related projects.

     Our systems include:

     o    wet scrubbers,
     o    electrostatic precipitators,
     o    cyclone collectors,
     o    fabric filters,
     o    activated carbon absorbers,
     o    selective catalytic reduction nitrogen oxide systems
     o    flue gas desulfurization systems,
     o    incinerators and
     o    continuous emission and opacity monitors.

Customers
---------

     Classifications
     ---------------

     Our principal customers are engaged in refining, power, chemical, mining and metallurgical processing. Some of our customers, primarily located outside of the United States, are engaged in the incineration of sewage sludge and solid, infectious medical and hazardous waste. Historically, most of our customers have purchased individual systems which, in many instances, operate in conjunction with systems supplied by others. For several years, we have marketed integrated custom engineered air pollution control and environmental management solutions.

     Our Responsibilities
     --------------------

     By contract, we are responsible to our customers for all phases of the design, fabrication and, if included, field installation of our products and systems. We perform all process engineering. The successful consummation of our contractual obligation is generally determined by performance tests conducted either by our customers or by independent testing agencies chosen by our customers.

Suppliers and Subcontractors
----------------------------

     We do not manufacture or fabricate our own systems. Rather, we engage subcontractors who fabricate and manufacture products based on our design, engineering and specifications. We also enter into subcontracts for field construction, which we supervise; and we manage all technical, physical and commercial aspects of the performance of our contracts. To date, we have not experienced difficulties either in obtaining fabricated components and other materials and parts or in obtaining qualified subcontractors for installation work.

Parts, Repair and Refurbishment Services
----------------------------------------

     We provide replacement and spare parts and repair and refurbishment services for our industrial processing and air pollution control systems following the expiration of our warranties which generally range from 12 to 18 months. We have experienced only minimal costs from our warranties.

     Our standard contract terms disclaim any liability for consequential or indirect losses or damages stemming from any failure of our products or systems or any component thereof. We seek contractual indemnification from our subcontractors for any loss, damage or claim arising from the subcontractors' failure to perform.

Technology
----------

     We have developed a broad technological base. Our air pollution control systems are used to control emissions in a variety of industrial, chemical utility, and municipal applications and include flue gas desulfurization systems, designed to control gaseous sulfur oxide emissions, a major cause of acid rain. Our air pollution control equipment can achieve 99.99% removal efficiencies and are capable of meeting and exceeding all current federal and local emission standards. Our waste incineration equipment is used in hospitals to burn waste and in industry to safety dispose off by-products and waste materials.

     Our high efficiency systems are specifically used to:

      (i) clean noxious and acid gases such as sulfur dioxide, hydrogen chloride, hydrogen sulfide, chlorides, fluorides, blue smoke, organics and nitrogen oxide from exhaust and power plant stacks prior to discharging to the atmosphere;

      (ii)  remove  corrosive  fumes,  mists,  hydrocarbons,   volatile  organic
            compounds, submicron particles and particulate from industrial exhausts and boilers;

      (iii) control odorous emission such as hydrogen sulfides, mercaptans, aromatic hydrocarbons and fatty acids from industrial exhausts and waste water treatment plants;

      (iv) control emissions of coal, dust, sawdust, phosphates, flyash, cement, carbon black, soda ash, silica and other materials; and

      (v) recover catalysts in refineries and achieve over 99.99% removal efficiencies.

     Other applications of our air pollution control systems are used by industrial, commercial, and utility companies engaged in certain processing of chemicals, metals, petroleum, textiles, paper and pulp, which result in emissions of gases, vapors, solvents, fumes, smoke, particulate matter and in some cases, odors. The facilities where the equipment and systems are installed include oil production facilities, pulp and paper mills, power plants, food and cereal plants, fertilizer plants, mining operations, boilers, waste water treatment plants, coating operations, cement plants, lime plants, asphalt plants, refineries, foundries, steel mills, nonferrous metal producing plants and incinerators burning refuse, and hospital waste.

     We bought the rights to distribute laser emissions monitors from KVB-Eneretc, Hatfield, PA which had been selling this product in North America for ten years. The product is a laser based monitor used to measure opacity and dust concentrations in the stack flue gases from power plants, refineries, cement plants and glass furnaces. The Environmental Protection Agency requires that operators of such facilities measure the opacity in the flue gases being discharged into the atmosphere on a continuous basis. The monitors are manufactured by MIP Oy, Finland; and there is an installed base of approximately 500 monitors in North America. We are the exclusive distributor of this product in North America.

     The same customers who buy our pollution control equipment also buy this product because they must also measure what they are discharging into the atmosphere.

Marketing and Sales
-------------------

     We rely on manufacturing representatives, distributors, direct salespersons, magazine advertisements, trade shows, trade directories and catalogue listings to market our products and services. We use more than fifteen manufacturing sales representatives in the United States backed by our senior management and technical professionals, Our arrangements with independent sales representatives accord each a defined territory within which to sell some or all of our products and systems, provide for the payment of agreed-upon sales commissions and are terminable at will. Sales representatives do not have authority to execute contracts on the our behalf. A significant portion of our domestic sales are made through the recommendation of architectural and engineering firms, which play a significant role in the design and manufacture of air pollution control systems and in customers' selection of the vendors of such systems.

     Our sales representatives also serve as ongoing liaison function between us and our customers during the installation phase of our products and systems and address customers' questions or concerns arising thereafter. We select representatives based upon industry reputation, prior sales performance including number of prospective leads generated and sales closure rates, and the breadth of territorial coverage, among other criteria.

     Technical inquiries received from potential customers are referred to our engineering personnel. Thereafter, our sales and engineering personnel jointly prepare either a budget for future planning, a proposal or a final bid. The period between initial customer contact and issuance of an order is generally between two and twelve months. None of our customers represent more than 5% of our annual revenues.

Intellectual Property
---------------------

     Patents which were granted to us since our inception have expired. We have improved the formerly patented technologies and treat the improvements as proprietary. Thus, we now rely on a combination of trade secrets and know-how to protect our intellectual property. However, we cannot prevent competitors from independently developing or copying our technology and using it in their projects or in competitive bids.

Bonding and Insurance
---------------------

     While only very few our existing contracts require us to procure bid and performance bonds, such requirements are prevalent for large projects or projects partially or fully funded by federal, state or local governments, such as power plant flue gas desulfurization and waste incineration projects. A bid bond guarantees that a bidder will execute a contract if it is awarded the job and a performance bond guarantees performance of the contract. We do not presently have a bank credit line to back bid or performance bonds. Thus, we cannot bid on many large scale projects.

     In certain cases, we are able to secure large contracts by accepting progress payments in lieu of bonds.

     We currently maintain different types of insurance, including general liability and property coverage. We do not maintain professional liability or product liability insurance with respect to our engineering and other professional services.

Government Regulation
---------------------

     Significant environmental laws, particularly the Federal Clean Air Act, have been enacted in response to public concern about the environment. We believe that compliance with and enforcement of these laws and regulations drive the demand for our products and largely determine the level of expenditures that customers will make to limit emissions from their facilities. The Federal Clean Air Act, initially adopted in 1970 and extensively amended in 1990, requires compliance with ambient air quality standards and empowers the EPA to establish and enforce limits on the emission of various pollutants from specific types of industrial facilities. States have primary responsibility for implementing these standards, and, in some cases, have adopted more stringent standards.

     The 1990 amendments to the Federal Clean Air Act require, among other matters, reductions in the emission of sulfur oxides, believed to be the cause of "acid rain," in the emission of 189 identified hazardous air pollutants and toxic substances and the installation of equipment and systems which will contain certain named toxic substances used in industrial processes in the event of sudden, accidental, high-volume releases. Such amendments also extend regulatory coverage to many facilities previously exempt due to their small size and require the EPA to identify those industries which will be required to install the mandated control technology for the industry to reduce the emission of hazardous air pollutants from their respective plants and facilities. The Montreal Protocol, adopted in 1987, as well as EPA regulations issued in 1992, call for the phase-out of Chlorofluorocarbons (known as CFCs). In addition, regulations promulgated by the EPA in 1993 further limit the concentration of pollutants, such as hydrogen chloride, sulfur dioxide, chlorine, heavy metals and hazardous solid substances in the form of extremely fine dust, from sewage sludge incinerators. Sewage sludge facilities are required to comply with these regulations.

     Competition
     -----------

     We face substantial competition in each of our principal markets. Most of our competitors are larger and have greater financial resources than we do; several are divisions of multi-national companies. We compete on the basis of price, engineering and technological expertise, know-how and the quality of our products, systems and services. Additionally, our management believes that the successful performance of our installed products and systems is a key factor in gaining business as customers typically prefer to make significant purchases from a company with a solid performance history.

     We obtain virtually all our contracts through competitive bidding. Although price is an important factor and may in some cases be the governing factor, it is not always determinative; and contracts are often awarded on the basis of the efficiency or reliability of products and the engineering and technical expertise of the bidder.

     Employees
     ---------

     We employ fifteen full time employees, consisting of two executive officers, seven engineers, two salespersons, two clerical persons and two administrative support persons. None of our employees are represented by a labor union. In addition, we use utilize commission sales personnel and contract design engineers, on an as-needed basis.

     Properties
     ----------

     We lease approximately 10,000 square feet of office and warehouse/shop space in Farmingdale, New York in a single story commercial structure for a term of five years with a renewal option for an additional five years. Monthly rental is $8,000.00 with annual cost of living increases, not to exceed 5% per year, based on the Consumer Price Index.

                                   MANAGEMENT

Executive Officers and Directors
--------------------------------

     The following table sets forth certain information regarding our executive officers and directors:

Name                        Age   Position                             Since
-------------------------   ---   ---------------------------          ---------

Aron Govil*                  47    President, Chief Executive          11/2001
19 Engineers Lane                  Officer, Treasurer and Chairman
Farmingdale, New York 11735        of the  Board of Directors

Vandana Govil*               42    Vice-President-Marketing,           11/2001
19 Engineers Lane                  Secretary, and
Farmingdale, New York 11735        a Director

     Aron Govil has been the our President since 2001 and President of Texxar, Inc. the company we purchased, since 1997. From 1991 to 1997, Mr. Govil was Managing Director of Zelcron Industries, Inc. From 1991 through 1985, Mr. Govil served as President of Texcel International Inc., a company engaged in the manufacture of environmental and process industrial equipment. Prior to 1985, Mr. Govil worked at various management and technical positions in the environmental industry. Mr. Govil earned his B. E. degree in Chemical
Engineering 1975 and his M.B.A. in Finance in 1978. He is also a licensed Professional Engineer in New York State and New Jersey.

     Vandana Govil has served as Vice President of Marketing of Texxar since 1997. Ms. Govil earned her B.S. in accounting and economics from State University of New York at Old Westbury in 2000. From 1987 to 1995, Ms. Govil served as a financial analyst for Zelcron Industries Inc.

---------------------------
*     Aron Govil and Vandana Govil are husband and wife.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings

Executive Compensation
----------------------

     The following table sets forth for the fiscal years ended September 30 and 2001, the compensation we paid to our Chief Executive Officer(s) and any other executive officers who earned in excess of $100,000 based on salary and bonus.

                           Summary Compensation Table

                                                                            Long Term
                                                                           Compensation
                                      Annual Compensation                     Awards
============================================================================================
                                                             Other Annual    Securities
  Name and Principal                                         Compensation    Underlying
      Position              Year     Salary ($)   Bonus ($)   ($)           Options/SARs (#)
============================================================================================
Aron Govil                  2002       125,000      -0-        25,000         -0-
Chief Executive Officer     2001       125,000      -0-        25,000         -0-


Option Grants for the fiscal years ended September 30, 2002 and 2001
--------------------------------------------------------------------

     The following table sets forth information concerning the grant of stock options to the named executive officer during the fiscal years ended
2002 and 2001.


                                                           Individual Grants
===============================================================================================
                                                                           Potential Realizable
                                                                             Value at Assumed
                        Number of    % of Total                              Annual Rates of
                         Shares        Options                                  Stock Price
                       Underlying     Granted to    Exercise                    Appreciation
                        Options       Employees     Price Per   Expiration    for Option Term
   Name                 Granted        in Year        Share        Date       5%          10%
===============================================================================================

Aron Govil                  -0-           -0-           -0-         -0-          -0-        -0-


Aggregated Option Exercise for the fiscal years Ended May 31, 2002 and 2001 and Fiscal Year-End Option Values

     The following table sets forth information concerning the exercise of stock options during the fiscal years ended May 31, 2002 and 2001 by the named executive officer, and his options outstanding at the end of the transition period.


=====================================================================================================
                    Aggregate Option/SAR Exercises in Transition Period and TP-End Option/SAR Values
=====================================================================================================
                                                    Number of Securities
                                                   Underlying Unexercised
                                                  Options/SARs at TPY-End     Value of Unexercised In-
                                  Shares                   (#)                 the Money Options/SARs
                 Acquired on      Value         ===========================        at TP-End ($)
   Name          Exercise (#)   Realized ($)    Exercisable   Unexercisable   Exercisable  Unexercisable
========================================================================================================
Aron Govil          -0-           -0-              -0-           -0-             -0-             -0-

========================================================================================================


Indemnification of directors and executive officers and limitation of liability
-------------------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our Bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                       CERTAIN RELATED PARTY TRANSACTIONS

     We were formed under the laws of Delaware on October 27, 1998, as World Wide Yacht Delivery, Inc. In September 2001, we merged with Texxar, Inc. and were the surviving company. in consideration for 22,000,000 shares of which 20,200,000 shares were issued to Aron Govil, President/Treasurer, 660,000 shares to Vandana Govil, Secretary and 660,000 shares to First Commercial Assets
Management, Inc. Aron Govil and Vandana Govil are husband and wife. The beneficial owner of First Commercial Assets Management, J.D. Jharevi, is the father of Vandana Govil. After the merger, we changed our name to Texxar, Inc.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of December 31, 2002 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                         Shares of Common Stock Beneficially Owned(1)
                         --------------------------------------------
Name                       Title                   Number               Percent
----------------------   ----------               --------------        -------
Aron Govil(2)             President, Treasurer      20,200,000           78.6%

Vandana Govil (2)         Secretary                  2,660,000           10.4%

A.L. Gupta  (3)                                      1,140,000            4.4%

Directors and officers
  (2 persons)                                       22,860,000           89.0%

------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We have no issued and outstanding warrants or options.

(2) Aron Govil and Vantana Govil are husband and wife. Each disclaims ownership of the other's shares of our common stock.

(3) 480,000 shares are owned by A. L. Gupta and 660,000 are owned by First Commercial Assets Management, Inc., which is beneficially owned by A. L. Gupta. Mr. Gupta is the father of Vandana Govil, our Secretary and a director. Each disclaims ownership of the other's shares of our common stock.

                            DESCRIPTION OF SECURITIES

Common Stock
------------

     We are authorized to issue 50,000,000 shares of common stock, $.001 par value per share, of which 23,591,400 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefor, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on September 30th.

Transfer Agent
--------------

     We have appointed Olde Monmouth Stock Transfer Company, Inc., Atlantic Highlands, New Jersey as transfer agent for our shares of common stock.

                              SELLING STOCKHOLDERS

     1,496,300 of the shares offered under this prospectus may be sold by holders who have previously acquired their shares. We will not receive any of the proceeds from sales of shares offered under the prospectus. All costs, expenses and fees in connection with the registration of the selling stockholdrs' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

      The selling stockholders are offering a total of 2,531,800 shares of our common stock. The following table sets forth:

     o    the name of each person who is a selling stockholder;

     o    the title of each person who is one of our officers or directors;

     o the number of securities owned by each such person at the date of the prospectus; and

     o the number of shares of common stock such person will own after the offering.

     The column "Shares Owned After the Offering" gives effect to the sale of all the shares of common stock being offered by the prospectus.


                                               Shares Owned Prior to  Shares Owned After
                                   Nuumber of    to the Offering        the Offering
                                      Shares     ---------------------  ------------------
Selling Stockholders       Title     Offered     Number     Percent    Number   Percent
--------------------       ------  -----------  ---------   -------    ------   -------
Albright, Matt                           200       200        -0-        -0-        -0-
Berger, Bradley                          100       100        -0-        -0-        -0-
Berger, Bradley
  c/f Amanda Berger  (2)                 100       100        -0-        -0-        -0-
Berger, Bradley
  c/f Bennat Berger  (2)                 100       100        -0-        -0-        -0-
Budin, Phil                              100       100        -0-        -0-        -0--
Burton, Raymond                        5,000     5,000        -0-        -0-        -0-
Carnicelli, Debra                        100       100        -0-        -0-        -0-
Cassin, Constance                        100       100        -0-        -0-        -0-
Clissold,  Lane                        5,000     5,000        -0-        -0-        -0-
Columbo, Britt                           100       100        -0-        -0-        -0-
Connors, Chris                           100       100        -0-        -0-        -0-
Demeri, Laura (3)                      1,000     1,000        -0-        -0-        -0-
Demeri, Theresa (3)                      100       100        -0-        -0-        -0-
Falcon Crest
  Capital, Inc. (4)                  500,000   500,000       1.9%        -0-        -0-
Graham, Sharie                        10,000    10,000        -0-        -0-        -0-
Hines, James                             100       100        -0-        -0-        -0-
Karam, Jake                              100       100        -0-        -0-        -0-
Kenny, Denis                             100       100        -0-        -0-        -0-
Luksich, Marco (5)                       800       800        -0-        -0-        -0-
Luksich, Sam   (5)                       200       200        -0-        -0-        -0-
Mecurio, Marc                            200       200        -0-        -0-        -0-
Mitchell, Robert                         100       100        -0-        -0-        -0-
Munz, Russell                            100       100        -0-        -0-        -0-
Naivar, Bud                            2,500     2,500        -0-        -0-        -0-
Nickisch, Candace                      2,100     2,100        -0-        -0-        -0-
O'Brien, Kevin                         5,000     5,000        -0-        -0-        -0-
Palmietto, Richard                       500       500        -0-        -0-        -0-
Pensley, Joel                        200,000   200,000        -0-        -0-        -0-
Rymniak, Jay                           1,000     1,000        -0-        -0-        -0-
Shargel, Terry                         5,000     5,000        -0-        -0-        -0-
Shirley, Dale (5)                    750,000   750,000       2.9%        -0-        -0-
Sivori, Bob                            5,100     5,100        -0-        -0-        -0-
Sheperger, Denis                         100       100        -0-        -0-        -0-
Volpe, Mark                              100       100        -0-        -0-        -0-
Walton, Tracy                          1,000     1,000        -0-        -0-        -0-
Zuzic, Stan                              100       100        -0-        -0-        -0-


-----------------

1. Gregory Aurre is the father of Amerika Aurre and Gregory Aurre III, adult children. He disclaims beneficial ownership of those shares.

2. Bradley Berger controls the shares in the names of Amanda Berger and Bennat Berger.

3.    Laura  Demeri is the  beneficial  owner of  shares in the name of  Theresa
      Demeri.

4.    Dale Shirley is the beneficial owner of Falcon Crest Capital, Inc.

5. Sam Luksich claims beneficial ownership of the shares in the name of Marco Luksich.

     Common stock registered for resale constitutes approximately 9.3% of our issued and outstanding common shares as of the date of the prospectus.

             PLAN OF DISTRIBUTION OF SHARES OF EXISTING STOCKHOLDERS

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of the prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

o purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to the prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent; and

o    in privately negotiated transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to the prospectus.

     To the extent required, the prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by the prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer participating in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o    two years from the effective date of the registration statement.

                            STOCK PURCHASE AGREEMENT

      The following table sets forth certain information as of the date of the prospectus, with respect to Nexgen Holdings for whom we are registering the resale of the shares we may sell to Nexgen Holdings in the stock purchase agreement. Nexgen Holdings proposes selling all of its shares, in which case it would beneficially own no shares after the offering. Nexgen Holdings is not currently an affiliate of ours, has not had a material relationship with us during the past three years, and is not affiliated with a registered broker-dealer.




Name                    Shares Owned Prior   Shares to be Sold   Shares to be Owned    % Owned After
                        to the Offering      in the Offering     After the Offering    the Offering (1)
---------------------   ------------------   -----------------   ------------------    ----------------
Nexgen Holdings, Inc.   4,000,000 (2)(3)     4,000,000 (2)              -0-                    -0-%

                        ------------------   -----------------   ------------------    ----------------
  Totals                4,000,000            4,000,000                  -0-                    -0-%



(1) Based on 23,591,400 shares of our common stock issued and outstanding as of the date of the prospectus.

(2) Represents up to 4,000,000 shares of our common stock that we may sell to Nexgen Holdings pursuant to the stock purchase agreement. Nexgen Holdings may not purchase our shares pursuant to the stock purchase agreement if, as a result of such purchase, it would own in excess of 9.9% of our issued and outstanding shares of common stock; and it will not own beneficially more than 9.9% of our outstanding common stock at any time. The President of Nexgen Holdings is Guy Cohen.

(3) The number of shares sold to Nexgen Holdings at any time may not exceed that number of our shares the average closing bid price of which for the five days preceding our notice that we are selling shares is greater than $50,000 and that when added to the current number of shares acquired by Nexgen Holdings during the 61 days preceding the put date or when added to our shares owned by Nexgen Holdings, would exceed 9.9% of the total number of shares of our common stock outstanding.

(4) Nexgen Holdings does not own any shares of our common stock. It is obligated to purchase common stock under the stock purchase agreement; it has no other commitments or arrangements to purchase or sell any of our securities and will receive no commissions, fees or warrants from us.

     On December 16, 2002, we entered into a stock purchase agreement with Nexgen Holdings. The stock purchase agreement entitles us to issue and sell up to $2 million of our common stock to Nexgen Holdings following the commencement of trading of our common stock, in tranches not less than $25,000 not to exceed $50,000.

     We may start selling our common stock after the date our common stock commences to trade and continue for a two year period. For us to sell stock to Nexgen Holdings, there must be an effective registration statement on file with the SEC covering the resale to the public by Nexgen Holdings of any shares that it acquires under the stock purchase agreement. Also, we must give Nexgen Holdings a one trading day advance notice of the date on which we intend to exercise a particular put. The notice must indicate the number of shares of common stock we intend to sell to Nexgen Holdings and the aggregate price of the shares we are selling.

     We cannot issue additional shares to Nexgen Holdings that, when added to the shares Nexgen Holdings owns will result in Nexgen Holdings holding over 9.9% of our outstanding shares upon completion of the put.

     Nexgen Holdings will pay us 70% of the market price for each share of our common stock. Market price is defined as the average closing bid price of our common stock during the five trading days preceding the date of the notice.

Limitations and conditions to our rights to sell stock
-------------------------------------------------------

     Our ability to sell shares of our common stock, and Nexgen Holdings' obligation to purchase the shares, is subject to the satisfaction of certain conditions. These conditions, among others, include:

     o    we have satisfied all obligations under the stock purchase agreement;

     o our common stock is quoted and traded on the O.T.C. Bulletin Board, or listed on Nasdaq or an exchange;

     o our representations and warranties in the stock purchase agreement are accurate as of the date of each sale of our stock;

     o we have reserved for issuance a sufficient number of shares of our common stock to satisfy our obligations to issue our shares;

     o the registration statement for the shares we will be issuing to Nexgen Holdings is effective as of the each date on which we sell shares and no stop order with respect to the registration statement is in effect;

     o a minimum of seven trading days has passed from the date of the prior sale before engaging a subsequent sale; and

     o our trading volume averages at least 25,000 shares per day during the five trading days preceding each notice to sell our shares.

     Nexgen Holdings is not required to acquire and pay for any additional shares of our common stock once it has acquired $2 million worth of our shares. Additionally, Nexgen Holdings is not required to acquire and pay for any shares of common stock with respect to any particular sale for which, between the date we give advance notice of an intended sale and the date the particular sale closes:

     o we announce or implement a stock split or combination of our common stock;

     o    we pay a dividend on our common stock;

     o we make a distribution of all or any portion of our assets or evidences of indebtedness to the holders of our common stock; or

     o we consummate a major transaction, such as a sale of all or substantially all of our assets or a merger or tender or exchange offer that results in a change in control.

     We may not require Nexgen Holdings to purchase any shares if:

     o we, or any of our directors or executive officers, have engaged in a transaction or conduct related to us that resulted in:

     o    an SEC enforcement action, administrative proceeding or civil lawsuit;
          or

     o a civil judgment or criminal conviction or for any other offense that, if prosecuted criminally, would constitute a felony under applicable law;

     o we file for bankruptcy or any other proceeding for the relief of debtors; or

     o    we breach covenants contained in the stock purchase agreement.

Termination
-----------

     We may terminate our right to initiate further sales of our stock or terminate the stock purchase agreement at any time by providing Nexgen Holdings a written notice of our intention to terminate. However, termination will not affect any other rights or obligations we have concerning the stock purchase agreement.

Right of Indemnification
------------------------

     We have agreed to indemnify Nexgen Holdings from all liability and losses resulting from any misrepresentations or breaches we make in connection with the stock purchase agreement or the registration statement.

Effect on our Outstanding Common Stock
--------------------------------------

     The issuance of common stock under the stock purchase agreement will not affect the rights or privileges of existing holders of common stock except that the issuance of shares will dilute the economic and voting interests of each shareholder.

     We cannot determine the exact number of shares of our common stock issuable under the stock purchase agreement and the resulting dilution to our existing shareholders, which will vary with the extent to which we utilize the stock purchase agreement and the market price of our common stock. The potential effects of any dilution on our existing shareholders include the significant dilution of the current shareholders' economic and voting interests in us.

                      NEXGEN HOLDINGS' PLAN OF DISTRIBUTION

     Nexgen Holdings is free to offer and sell its shares of our common stock at such times, in such manner and at such prices as it may determine on a best efforts basis. The types of transactions in which the shares of our common stock are sold may include transactions in the over-the-counter market (including block transactions), negotiated transactions, or a combination of such methods of sale. The sales will be at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. Nexgen Holdings has advised us that it has not entered into any agreement, understanding or arrangement with any broker-dealers regarding the sale of its shares, and does not have a coordinating broker acting in connection with the proposed sale of our common stock.

     Nexgen Holdings may sell its shares directly to purchasers or to or through broker-dealers, which may act as agents. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders. They may also receive compensation from the purchasers of our common stock for whom such broker-dealers may act as agents.

     Nexgen Holdings is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act. Any commissions received by broker-dealers and any profit on the resale of the shares of our common stock sold by them might be deemed to be underwriting discounts or commissions. Nexgen Holdings may agree to indemnify broker-dealers for transactions involving sales of our common stock against certain liabilities, including liabilities arising under the Securities Act.

     Because Nexgen Holdings is an underwriter within the meaning of Section 2(a)(11) of the Securities Act, it will be subject to prospectus delivery requirements.

     We have informed Nexgen Holdings that the anti-manipulation rules of the SEC, including Regulation M promulgated under the Securities Exchange Act of 1934, will apply to its sales in the market, and have provided them with a copy of such rules and regulations.

     Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by Nexgen Holdings and any other person distributing our common stock. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares of our common stock in the market and to the activities of Nexgen Holdings and its affiliates. Furthermore, Regulation M of the Securities Exchange Act may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Rules 101 and 102 of Regulation M under the Securities Exchange Act, among other things, generally prohibit certain participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 of Regulation M provides that no person, directly or indirectly, may stabilize, effect any syndicate covering transaction, or impose a penalty bid in connection with an offering of any security in contravention of the rule's provisions.

     Nexgen Holdings may not rely upon Rule 144 for the sale of our common shares in the open market since it is an underwriter within the meaning of
Section 2(a)(11) of the Securities Act and the safe-harbor provided by Rule 144 is not available to underwriters of our common stock.

     We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. Nexgen Holdings will pay all commissions, transfer taxes and other expenses associated with their sales. The shares offered hereby are being registered pursuant to our contractual obligations, and we have agreed to pay the expenses of the preparation of this prospectus.

     We have agreed to indemnify and reimburse Nexgen Holdings against any losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934, or any other federal or state law, insofar as such losses arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, or (ii) the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

     We believe that the securities purchase agreement complies with the guidelines contained in the SEC's interpretative discussion on equity line financings of April, 2001.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon the effectiveness of the registration statement, 1,496,300 shares of our common stock presently held by stockholders will be freely tradable without restriction under the Securities Act. None of these shares are held by our affiliates as that term is defined in Rule 144 under the Securities Act. In addition, up to 4,000,000 shares of our common stock pursuant to the stock acquisition agreement will be freely tradable.

     Shares held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 275,914 shares assuming all the shares underlying the stock purchase agreement are issued) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares or warrants will develop initially on the OTCBB. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as our company, that file electronically with the SEC.

                                LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any material existing, pending or threatened lawsuits or other legal actions.

                                  LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Joel Pensley, Esq., 211 Schoolhouse Road, Norfolk, Connecticut 06058. Mr. Pensley owns 200,000 shares of our common stock.

                                     EXPERTS

     Our financial statements as of September 30 2002 and 2001 have been included herein and in the registration statement in reliance upon the report of Baum and Company, P.A., independent certified public accountants, appearing elsewhere herein, and upon the authority of Baum and Company, P.A. as experts in accounting and auditing.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                 (Formerly World Wide Yacht Deliveries, Inc.)


                              Financial Statements


                          September 30, 2002 and 2001

TABLE OF CONTENTS

                                                                      Page
                                                                      ----

Independent Accountants' report                                       F-2



Consolidated Balance Sheets                                           F-3-4



Consolidated Statements of Operations and Retained Earnings           F-5



Consolidated Statement of Cash Flows                                  F-6



Consolidated Statement of Stockholders' Equity                        F-7



Notes to Financial Statements                                        F-8-11

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Texxar Inc. and Subsidiary
Farmingdale, N.Y.

     We have audited the accompanying consolidated balance sheets of Texxar, Inc. (formerly World Wide Yacht Deliveries, Inc.) as of September 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements present fairly in all material respects, the financial position of Texxar, Inc. (formerly World Wide Yacht Deliveries), as of September 30, 2002 and 2001 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended September 30, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

Coral Springs, Florida

November 1, 2002

                 TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIAIRIES
                  (Formerly World Wide Yacht Deliveries, Inc.)

                           CONSOLIDATED BALANCE SHEETS
                           SEPTEMBER 30, 2002 AND 2001

                                            2002                   2001
                                         ----------              ---------
           ASSETS

CURRENT ASSETS
   Cash and cash equivalents              $ 252,811               $  92,827
   Accounts receivable (net                 416,359                 539,793
   of allowance for doubtful
   accounts of $ 50,000).                 ---------               ---------

   Inventory                                102,873                   7,450
                                          ---------               ---------

     Total current assets                   772,043                 640,070
                                          ---------               ---------

PROPERTY AND EQUIPMENT
   (Net of accumulated                       94,786                 114,219
depreciation of $125,603 and
$ 98,164 as of September  31,
2002 and 2001, respectively)
                                          ---------               ---------

   Total property and equipment              94,786                 114,219
                                          ---------               ---------
OTHER ASSETS

   Goodwill                                 396,461                 296,461
                                          ---------               ---------

   Deposits & Other Assets                   39,615                   3,215
                                          ---------               ---------

     Total other  assets                    436,076                 299,676

Total Assets                             $1,302,905              $1,053,965
                                         ----------              ----------

    LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable and                     $ 842,208               $ 885,137
  accrued expenses
Note Payable                                 50,000                       0
                                          ----------              ----------

 Capitalized Leases Payable                       0                   6,392
                                          ----------              ----------

 Note payable - related party               327,238                 231,534
                                          ----------              ----------

   Total current liabilities              1,219,446               1,123,063
                                          ----------              ----------

Total Liabilities                         1,219,446               1,123,063
                                          ----------              ----------

STOCKHOLDERS' EQUITY
 Common stock, $0.001 par                    22,991                     991
value, 40,000,000 shares
authorized;
 22,991,400 and 991,440
shares  issued and
outstanding, September 30,
2002 and 2001,
respectively.

Additional Paid in Capital                    77,009                 99,009
 Accumulated Deficit                         (16,541)              (169,098)
                                           ----------             ----------

  Total Stockholders' Equity                  83,459                (69,098)
                                           ==========             ==========

Total Liabilities and                     $1,302,905             $1,053,965
Stockholders' Equity
                                          ===========            ===========


    The accompanying notes are an integral part of the financial statements.

                                  TEXXAR, INC.
                        AND ITS WHOLLY-OWNED SUBSIDIARY
                 (Formerly World Wide Yacht Deliveries, Inc.)

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED SEPTEMBER 30, 2002 AND 2001

                                                      2002            2001
                                                    -------          ------

REVENUES                                            $3,790,496      $4,270,282

COST OF GOOD SOLD                                    2,379,733       3,111,744
                                                    -----------     -----------
           Gross profit                              1,410,763       1,158,538


OPERATING EXPENSES                                   1,234,830       1,151,484
                                                    -----------     -----------

Net income (loss) before other income
  (expense) and  provision for income taxes            175,933           7,054
                                                    -----------     -----------
provision for income taxes

OTHER INCOME (EXPENSE)

   Interest (Expense)                                  (23,376)        (60,075)
                                                    -----------     -----------

        Total Other Income (Expense)                   (23,376)        (60,075)
                                                    -----------     -----------

Net income (loss) before provision
   for income taxes                                    152,557         (53,021)
                                                    -----------     -----------

Provision  for income taxes (benefit)                        0               0

                                                    ===========     ===========
Net income (loss)                                    $ 152,557       $  53,021
                                                    ===========     ===========

Per Share Net income (loss)                              $0.01           $0.00
                                                    ===========     ===========

Average Shares Outstanding                          18,134,257         991,400
                                                    ===========     ===========



    The accompanying notes are an integral part of the financial statements.

                                  TEXXAR, INC.
                        AND ITS WHOLLY-OWNED SUBSIDIARY
                 (Formerly World Wide Yacht Deliveries, Inc.)
                  CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
                     YEARS ENDED SEPTEMBER 30, 2002 AND 2001


                                                                                                  Total
                                             Number of   Common     Additional   Accumulated   Stockholders'
                                               Shares     Stock       Paid-in      Deficit        Equity
                                                                      Capital
                                             ---------  ---------   ----------   -----------   --------------

BALANCE, September   30, 2000                   991,400    $  991    $ 99,009      $116,077      $ 16,077

 Net (Loss)Year Ended September 30, 2001              0         0           0       (53,021)      (68,194)
                                              ---------  ---------   --------      ---------     ---------

BALANCE, September 30, 2001                     991,400        991     99,009      (169,098)      (69,098)

Acquisition of Shell                         22,000,000     22,000    (22,000)                      - 0 -
                                             ----------  ---------   ---------     ---------     ---------
 Net Income Year Ended September 30, 2002             0          0          0       152,557       152,557
                                             ----------  ---------   ---------     ---------     ---------

                                             ==========  =========   =========     =========     =========
 BALANCE, September 30, 2002                 22,991,400   $ 22,991   $ 77,009      $ 16,541      $ 83,459
                                             ==========  =========   =========     =========     =========







    The accompanying notes are an integral part of the financial statements.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED SEPTEMBER 30, 2002 AND 2001

                                                      2002           2001
                                                     ------         ------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss)                                    $152,557      $ 53,021
Adjustments to reconcile net income
 (loss) to net cash used for operations:

   Depreciation & Amortization                         33,033        26,594

Change in operating assets and liabilities:

   (Increase) Decrease  in accounts receivable        123,434      (241,080)
   (Increase) decrease in inventory                   (95,422)         (745)
   (Increase) Decrease in other current assets
    Increase (Decrease) in accounts payable           (42,929)      173,197
                                                     ---------    ----------
    Increase (Decrease) in income taxes payable             0        (8,000)
                                                     ---------    ----------

Net cash used by operating activities                 170,673      (103,055)
                                                     ---------    ----------
CASH FLOW FROM INVESTING ACTIVITIES:

   Acquisition of assets                             (150,000)            0
                                                     ---------    ----------

Net cash used by investing activities                (150,000)            0
                                                     ---------    ----------
CASH FLOW FROM FINANCING ACTIVITIES:

   Increase (decrease) in capitalized
      lease payable                                    (6,392)        (9,047)
   Issuance of note payable for acquisition            50,000              0
                                                     ---------    ----------
   Increase (decrease) in note  payable
     related party (net)-                              95,704        173,358
                                                     ---------    ----------

Net cash provided by financing activities             139,312        164,311

Net increase (decrease) in cash                       159,985         61,256
                                                     ---------    ----------

CASH, beginning of period                              92,827         31,571

CASH, end of period                                  $252,812       $ 92,827
                                                     ========       ========


    The accompanying notes are an integral part of the financial statements.

                   TEXXAR, INC.AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

     NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations

     The Company was organized under the laws of the State of Delaware. The Company is engaged in the sales and design of air pollution control and measurement devices.

     History

     The company in November  2001 (under the name World Wide Yacht  Deliveries,
     Inc). enacted a reverse merger with Texxar, Inc. and changed its name to Texxar Inc.

     Basis of Accounting

     The  Company's  policy is to prepare  its  financial  statements  using the
     accrual  basis  of  accounting  in  accordance   with  generally   accepted
     accounting principles.

     Inventory

     Inventory, consisting of small parts, is stated at the lower of cost or market value.

     Organization and start-up costs

     In accordance with Statement of Position 98-5, the organization and start-up costs have been expensed in the period incurred.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

NOTE 1 SIGNIFICANT ACCOUNTING POLICIES (continued)

     Principles of consolidation

     The consolidated financial statements include the accounts of Texxar Inc. and its wholly-owned subsidiary, Ducon Technologies Inc. All inter company transactions have been eliminated.

     Revenue Recognition

     The Company's revenue is derived primarily from the sale of its products to its customers upon shipment of product, upon the providing of services or upon recognizing progress payments earned.

     Fair value of financial instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Cash, accounts receivable and accounts payable. The carrying amounts approximated fair value because of the demand nature of these instruments.

     NOTE 2 PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                    2002            2001
                                                    ----            ----
     Furniture Fixtures & Equipment               $184,199        $176,193
     Capitalized Leases                             36,190          36,190
                                                  --------        --------

                                                   220,389         212,383

         Less Accumulated Depreciation             125,603          98,164
                                                  --------        --------

             Net property & Equipment             $ 94,786        $114,219
                                                  ========        ========

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

     NOTE 3 NOTE PAYABLE - RELATED PARTY

     On March 26, 1999, the Company entered into a line of credit. The maximum limit of the credit line is $500,000. The outstanding balance bears interest at 8% per annum and is secured by the Company's accounts receivable and is personally guaranteed by a shareholder of the Company. The owner of the entity granting the credit line is an affiliated party.

     NOTE 4 COMMITMENTS AND CONTINGENCIES

     On November 28, 1998, the Company entered into a five year lease for its office and warehouse facilities. Annual rent consists of $96,000 and various operating expenses. Future annual rent for years through 2003 is approximately $100,000 per year.

     NOTE 5 NEW ACCOUNTING STANDARDS

     In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets, ("SFAS 142") which is effective for fiscal years beginning after December 15, 2001. SFAS 142, requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions upon adoption for the reclassification of certain existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the testing of impairment of existing goodwill and other intangible. The company believes that the adoption of SFAS 142 will not have a material impact on the Company's financial position and results of operations."

     In August 2001, the FASB issued SFAS 143, "Accounting for Asset retirement Obligations". SFAS 143 relates to accounting and reporting for obligations associated with the retirement of tangible long lived assets and the related retirement costs. The company believes that the adoption of SFAS 143 will not have a material impact on the Company's financial position and results of operations."

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

     In October 2001, the FASB issued SFAS No. 144-Accounting for the Impairment or Disposal of Long Lived Assets, (effective December 15, 2002) which replaces SFAS No 12. Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of. SFAS No. 144 corrects previous issues and broadens reporting of discontinued operations. Management does not believe that the adoption of this standard will have a material effect on the company's results of operations or financial position.

     NOTE 6 SEGMENT REPORTING

     Air pollution control products and systems is the only operating segment of the company.

     NOTE 7 CONCENTRATION OF RISK

     The company places its cash in high credit quality financial institutions. Management does not believe that there is any concentration risk At September 30, 2002, the company has a receivables from four customers representing 54%, 18%, 11% and 11%, respectively, of total gross receivables.

     NOTE 8 ASSET PURCHASE FOR CASH AND NOTE

     In November 2001, the company acquired for $100,000 cash and a $50,000 non interest bearing note, the MIP OY Opacity Monitor Product line from Enertec Inc. The various assets included: $50,000 of equipment and spare parts, contracts, bills of materials, and $100,000 of goodwill. The $50,000 note payable was due April 1, 2002 and is in default.

     NOTE 9 SUBSEQUENT EVENTS

     The company is in process of filing a registration statement with the Securities and Exchange Commission for 5,591,400 shares of common stock. In conjunction with this, in November 2002, 600,000 of common stock were issued for $15,000 of financial and legal services.

     On November 27, 2002, the Company increased the authorized $ .001 par value common shares to 50,000,000 shares and authorized 5,000,000 shares $ .001 par value preferred shares.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                 (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           SEPTEMBER 30, 2002 AND 2001

     NOTE 10 INCOME TAXES

     In accordance with FASB 109, deferred income taxes and benefits are provided for the results of operations of the Company. The principle temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid. The differences between Federal income tax rate and the effective income tax rate as reflected in the accompanying co consolidated statement of operations.

                                                         2002            2001
                                                         ----            ----
     Statutory Federal income tax rate (benefit)          34%            -34%
     State income taxes                                    8%             -8%
                                                        -------         -----
     Deferred losses recognized (benefit)                -34%             34%
                                                        =======         =====
     Effective tax rate                                    0%              0%
                                                        =======         =====


     At September 30, 2002, the company had approximately $2.5 million of deferred loss carry forwards

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                 ( Formerly World Wide Yacht Deliveries, Inc. )




                              Financial Statements




                           December 31, 2002 and 2001

                               TABLE OF CONTENTS





                                                                          Page
                                                                          ----

Consolidated Balance Sheets                                             F-15-16

Consolidated Statements of Operations and Retained Earnings               F-17

Consolidated Statement of Cash Flows                                      F-18

Consolidated Statement of Stockholders' Equity                            F-19

Notes to Financial Statements                                           F-20-23

                 TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIAIRIES
                  (Formerly World Wide Yacht Deliveries, Inc.)
                           CONSOLIDATED BALANCE SHEETS
                     DECEMBER 31, 2002 AND SEPTEMBER 30 2002

                                        December 31         September 30, 2002
                                           2002                  (audited)
                                       -------------        ------------------
           ASSETS
CURRENT ASSETS
   Cash and cash equivalents             $    68,099             $   252,811
   Accounts receivable (net                  620,647                 416,359
   of allowance  for doubtful
   accounts of $50,000)
                                         -----------             -----------
   Inventory                                  96,350                 102,873
                                         -----------             -----------
   Total current assets                      785,096                 772,043

PROPERTY AND EQUIPMENT
   (Net of accumulated                        87,887                  94,786
   depreciation of $132,502
   and $ 125,603
   as of December 31, 2002
   and September 30  2002,
   respectively)

   Total property                             87,887                  94,786
   and equipment

OTHER ASSETS
   Goodwill                                  396,461                 396,461
                                         -----------             -----------
   Deposits & Other Assets                    39,365                  39,615
                                         -----------             -----------
     Total other  assets                     435,826                 436,076
                                         -----------             -----------
Total Assets                             $ 1,308,809             $ 1,302,905
                                         ===========             ===========

 LIABILITIES AND
 STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

 Accounts payable and                    $   712,328             $   842,208
accrued expenses
Note payable                                  50,000                  50,000
                                         -----------             -----------
 Note payable-related party                  392,438                 327,238
                                         -----------             -----------
 Total current liabilities                 1,154,766               1,219,446
                                         -----------             -----------

Total Liabilities                          1,154,766               1,219,446
                                         -----------             -----------

STOCKHOLDERS' EQUITY
 Common stock, $0.001 par
  value, 50,000,000 shares                    23,591                  22,991
  authorized;
   23,591,400, and
   22,991,400 shares  issued
   and outstanding,
   December 30, 2002 and
   September 30, 2002,
   respectively.
 Additional Paid in Capital                   91,409                  77,009
 Retained Earnings (deficit)                  39,043                 (16,541)
                                         -----------             ------------
   Total                                     154,043                  83,459
Stockholders' Equity
                                         ===========             ===========
Total Liabilities and                    $ 1,308,809             $ 1,302,905
Stockholders' Equity
                                         ===========             ===========


    The accompanying notes are an integral part of the financial statements.

                   TEXXAR, INC.AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  THREE MONTHS ENDED DECEMBER 31, 2002 AND 2001


                                             December 31,        December 31,
                                                2002                2001
                                            -------------       -------------

REVENUES                                     $ 1,062,485          $ 1,028,398

COST OF GOOD SOLD                                562,029              812,312

                                             -----------          -----------
  Gross profit                                   500,456              216,086

OPERATING EXPENSES                               423,527              277,692
                                             -----------          -----------
Net income (loss) before
  other income (expense) and
  provision for income taxes                      76,929             (61,606)
                                             -----------          -----------

OTHER INCOME (EXPENSE)

   Interest (Expense)                            (21,345)            (40,470)
                                             ------------         -----------
   Total Other Income (Expense)                  (21,345)            (40,470)
                                             ------------         -----------
Net income (loss) before provision
   for income taxes                               55,584            (102,076)
                                             -----------          -----------
Provision  for income taxes (benefit)                  0                   0
                                             ===========          ===========

Net income (loss)                            $    55,584         $   102,076

                                             ===========         ============

Per Share Net income (loss)                        $0.00               $0.01
                                             ===========         =============

Average Shares Outstanding                    23,591,400          12,991,400
                                             ===========         =============



    The accompanying notes are an integral part of the financial statements.

                   TEXXAR, INC.AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                  CONSOLIDATED STATEMENT OF STOCKHOLDERS EQUITY
         YEARS ENDED SEPTEMBER 30, 2002 AND 2001 AND THREE MONTHS ENDED
                                DECEMBER 31, 2002



                                                                 Common
                                       Preferred        Common    Stock
                                         Stock          Stock      Par                                   Total
                                         Number       Number of   Value    Additional   Retained   Stockholders'
                                           of           Shares    $.001      Paid-in     Earnings         Equity
                                         Shares                              Capital     /Deficit
                                       ---------     ----------  -------   ----------   -----------   --------------

BALANCE, September 30, 2000                  0         991,400   $   991    $  99,009    $ 116,077       $  16,077

 Net (Loss)Year Ended
   September  30,  2001                      0               0                      0      (53,021)        (68,194)
                                       ---------       --------  --------   ---------    ----------      ----------

BALANCE, September 30, 2001                  0         991,400       991       99,009     (169,098)        (69,098)

Acquisition of Shell                                22,000,000    22,000      (22,000)                           0
                                       ---------    ----------  --------   ---------    ----------      ----------

 Net Income Year Ended
   September  30,  2002                      0               0                 0           152,557         152,557
                                       ---------    ----------  --------   ---------    ----------      ----------

BALANCE, September 30,  2002                 0      22,991,400   $22,991   $  77,009     $  16,541         $83,459
                                       ---------    ----------  --------   ---------    ----------      ----------

Issuance of Stock for Services                         600,000    $  600   $  14,400                       $15,000
                                       ---------    ----------  --------   ---------    ----------      ----------

Net Income three  months ended                                                              55,584          55,584
                                       =========    ========    ========   =========    ==========      ==========
 December 31, 2002


 BALANCE, December 31,  2002                 0     23,591,400   $23,591      $16,541       $39,043        $154,043
                                       =========   ==========   ========   =========    ==========      ==========





    The accompanying notes are an integral part of the financial statements.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED DECEMBER 31, 2002 AND 2001

                                                      December 31  December 31
                                                         2002          2001
                                                      -----------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                      $  55,584    $ 102,076
Adjustments to reconcile net income (loss)
   to net cash used for
operations:
   Depreciation & Amortization                             9,149        6,648
   Stock Issued for Services                              15,000            0
Change in operating assets and liabilities:
   (Increase) Decrease  in accounts receivable          (204,288)    (152,949)
   (Increase) decrease in inventory                        6,522      (91,731)
   (Increase) Decrease   in other assets                  (2,000)
    Increase (Decrease) in accounts payable             (129,880)     397,441
                                                      -----------  -----------
    Increase (Decrease) in income taxes payable                0            0
                                                      -----------  -----------

Net cash used by operating activities                   (249,913)      57,333
                                                      -----------  -----------

CASH FLOW FROM INVESTING ACTIVITIES:
   Acquisition of assets                                       0     (150,000)
                                                      -----------  -----------

Net cash used by investing activities                          0     (150,000)
                                                      -----------  -----------

CASH FLOW FROM FINANCING ACTIVITIES:
   Increase (decrease) in capitalized lease payable            0       (1,599)
   Issuance of  note payable for acquisition                   0       50,000
                                                      -----------  -----------
   Increase (decrease) in note
     payable related party (net)                          65,200       79,506

Net cash provided by financing activities                 65,200      127,907

Net increase (decrease) in cash                         (184,713)      35,240

CASH, beginning of period                                252,812       92,827
                                                      -----------  -----------

CASH, end of period                                    $  68,099    $ 128,067
                                                      ===========  ===========


    The accompanying notes are an integral part of the financial statements.

                   TEXXAR, INC.AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


     NOTE 1 SIGNIFICANT ACCOUNTING POLICIES

     Organization and Operations

     The Company was organized under the laws of the State of Delaware. The Company is engaged in the sales and design of air pollution control and measurement devices.

     History

     The company in November  2001 (under the name World Wide Yacht  Deliveries,
     Inc). enacted a reverse merger with Texxar, Inc. and changed its name to Texxar Inc.

     Basis of Accounting

     The  Company's  policy is to prepare  its  financial  statements  using the
     accrual  basis  of  accounting  in  accordance   with  generally   accepted
     accounting principles.

     Inventory

     Inventory, consisting of small parts, is stated at the lower of cost or market value.

     Organization and start-up costs

     In accordance with Statement of Position 98-5, the organization and start-up costs have been expensed in the period incurred.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002


     Principles of consolidation

     The consolidated financial statements include the accounts of Texxar Inc. and its wholly-owned subsidiary, Ducon Technologies Inc. All inter company transactions have been eliminated.


     Revenue Recognition

     The Company's revenue is derived primarily from the sale of its products to its customers upon shipment of product, upon the providing of services or upon recognizing progress payments earned.

     Fair value of financial instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments: Cash, accounts receivable and accounts payable. The carrying amounts approximated fair value because of the demand nature of these instruments.


     NOTE 2 PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                 Dec. 31         Sept. 30
                                                  2002            2002
                                                --------         ---------

     Furniture Fixtures & Equipment             $184,199         $176,193
     Capitalized Leases                           36,190           36,190
                                                --------         --------

                                                 220,389          212,383
     Less Accumulated Depreciation               132,502           98,164
                                                ========         ========

     Net property & Equipment                   $ 87,887         $114,219
                                                ========         ========

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

NOT3 3 NOTE PAYABLE - RELATED PARTY

     On March 26, 1999, the company entered into a Line of Credit. The maximum limit of the credit line is $ 500,000. The outstanding balance bears interest at 8% per annum and is secured by the Company's accounts receivable and is personally guaranteed by a shareholder of the Company. The owner of the entity granting the Credit Line is a affiliated party.


     NOTE 4 COMMITMENTS AND CONTINGENCIES

     On November 28, 1998, the Company entered into a five year lease for its office and warehouse facilities. Annual rent consists of $ 96,000 and various operating expenses. Future annual rent for years through 2003 is approximately $ 100,000 per year.

     NOTE 5 SEGMENT REPORTING

     Air pollution control products and systems is the only operating segment of the company.

     NOTE 6 CONCENTRATION OF RISK

     The Company places its cash in high credit quality financial institutions. Management does not believe that there is any concentration risk At September 30, 2002, the Company has a receivables from four customers representing 54%, 18%, 11% and 11%, respectively, of total gross receivables. At December 31, 2002, the Company had receivables from 2 customers representing 23 % and 16 % of total receivables.

     NOTE 7 CAPITAL STOCK ACTIVITY

     In November 2002, 600,000 of common stock were issued for $15,000 of financial and legal services. The Company also authorized an increase in its shares of common stock, $ .001 par value each, to 50,000,000 shares and a new preferred Stock Series (of $.001 par value) of 5,000,000 shares

                  TEXXAR, INC. AND ITS WHOLLY-OWNED SUBSIDIARY
                  (Formerly World Wide Yacht Deliveries, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2002

     NOTE 8 INCOME TAXES

     In accordance with FASB 109, deferred income taxes and benefits are provided for the results of operations of the Company. The principle temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid. The differences between Federal income tax rate and the effective income tax rate as reflected in the accompanying consolidated statement of operations. Benefits from deferred losses are not recognized until the utilization can be assured.

     At December 31, 2002, the Company had approximately $2.5 million of deferred loss carry forwards

     NOTE 9 ASSET PURCHASE FOR CASH AND NOTE

     In November 2001, the Company acquired for $100,000 cash and a $50,000 non interest bearing note, distribution of the MIP OY Opactiy Monitor Product line from Enertec Inc. The various assets included:$50,000 of equipment and spare parts, contracts, bills of materials, and $100,000 of goodwill. The $50,000 note payable was due April 1, 2002 and is in default.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING STOCKHOLDERS LISTED IN THIS PROSPECTUS ARE OFFERING TO SELL, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

Until --------, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                  TEXXAE, INC.


                        1,496,300 SHARES OF COMMON STOCK
                     UP TO 4,000,000 SHARES OF COMMON STOCK

                              ____________________

                                   PROSPECTUS

                              ____________________


                               -------- ----, 2003

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Texxar, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
     (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Eighth and Ninth of the Registrant's certificate of incorporation provide as follows:

                                     EIGHTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                     NINTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............   $     400
Legal Fees......................................................      10,000*
Accounting Fees.................................................      15,000
Printing and Engraving..........................................         500
Blue Sky Qualification Fees and Expenses........................         500
Transfer Agent Fee..............................................         500
Miscellaneous...................................................         600
                                                                   -----------
       Total....................................................   $  32,500

* Counsel was issued 200,000 shares of common stock valued at $.025 each as well as $5,000 for legal services in connection with the registration statement.

 ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     We were formed, as World Wide Yacht Deliveries, Inc., under the laws of Delaware on October 27, 1998. Reverse Merger, Inc., conducted a yacht delivery business heading by a licensed United States Coast Guard Captain. Reverse Merger transfered the yacht delivery business to us, as World Wide Yacht Deliveries, Inc., in consideration for 991,400 shares of our common stock. Reverse Merger distributed these 991,400 of our shares pro rata to its shareholders in October, 1998.

     On November 15, 2001, Texxar, Inc. merged with us and we, as World Wide Yacht Deliveries, Inc., were the surviving company. Pursuant to the terms of the merger, we issued 22,000,000 shares of our common stock ratably to the stockholders of Texxar, Inc. In November, 2002, we issued 500,000 shares for financial advisory services to Falcon Crest Capital, Inc. and 100,000 shares for legal services to Joel Pensley, Attorney at Law, valued at $12,500 and $2,500 respectively. On April 4, 2003, we issued 2,000,000 shares to Vandana Govil, a director and our Secretary, for services valued at par or an aggregate of $50,000, and 100,000 shares to Joel Pensley, Esq. for legal services, valued at $2,500.

     These securities were distributed and/or sold under the exemption from registration provided by Rule 504 under Regulation D pursuant to Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1)  To file,  during any period in which offers or sales are being made, a
          post-effective   amendment  to  this   registration   statement   (the
          "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

          (iv) To supplement the prospectus, after the end of the subscription period, to include the results of the put. If the selling stockholders make any public offering of the securities on terms different from those on the cover page of the prospectus, to file a post-effective amendment to state the terms of such offering.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Farmingdale, New York on April 8, 2003.



                                       TEXXAR CORP.


                                       By:  /s/ Aron Govil
                                           -----------------------------
                                            Aron Govil
                                              Chief Executive Officer
                                               Chief Financial Officer
                                               Chief Accounting Officer


                                       By:  /s/ Vandana Govil
                                           -----------------------------
                                            Vandana Govil




     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


   SIGNATURE                TITLE                             DATED
----------------------      ------------------------------    ---------------

/s/ Aron Govil
----------------------
    Aron Govil             President, Chief Executive         April 8, 2003
                           Officer, Treasurer and Chairman
                           of the Board of Directors

/s/ Vandana Govil
----------------------
    Vandana Govil          Vice-President-Marketing,          April 8, 2003
                           Secretary, Treasurer
                           and a Director

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER      DESCRIPTION
 -------     -----------

    2.1       Merger Agreement and Plan of Reorganization between
                 World Wide Yacht Deliveries, Inc. Texxar, Inc.
    3.1       Certificate of Incorporation of World Wide Yacht Delivery, Inc.
    3.2       Certificate of Amendment of World Wide Yacht Delivery, Inc.
    3.3       Certificate of Amendment of World Wide Yacht Delivery, Inc.
    3.4       Certificate of Amendment of Texxar, Inc.
    3.5       Certificate of Amendment of Texxar, Inc.
    3.6       By-Laws
    4.1       Specimen Certificate of Common Stock
    5.1       Opinion of Counsel
   10.1       Stock Purchase Agreement with Nexgen Holdings, Inc.
   23.1       Auditor's Consent to Use Opinion
   23.2       Counsel's Consent to Use Opinion

------------------